AGREEMENT made this 3d day of April, 2006, by and between Collective Technologies,  whose address is 205 Avenida Del Mar #7, San Clemente CA , 92764 hereinafter referred to as "Consultant", and Frezer, Inc.,  whose principal place of business is 1010 University Ave, Ste 40, San Diego CA, 92103 hereinafter referred to as "Company".

WHEREAS, Company desires to engage services of the Consultant to perform for the Company consulting services regarding the retro fitting and design of a stem-cell storage tank.

Whereas, Consultant  desires to  perform for the Company consulting services retro fitting and design of a stem-cell storage tank.

NOW, THEREFORE, It is agreed as follows

1.  Compensation. As full compensation for services rendered, Company shall issue 20,000 common restricted shares to Consultant as a retainer. The consideration shall be due no later than April 20, 2006. further compensation shall be the hourly rate of $125 (per hour) for services rendered in this project..

2. Liability.Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of Consultant or on the part of the agents or employees of Consultant, except when said acts or omissions of Consultant are due to willful misconduct or gross negligence.  The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company  pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant  and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

3. Governing Law.  This Agreement shall be governed by the laws of the State of California.

 Frezer, Inc.

David R. Koos

Chairman and CEO

Collective Technologies

Name:_____________

By its:_____________

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